EXHIBIT 5.1

                            CENDANT CORPORATION
                             9 West 57th Street
                             New York, NY 10019


                                                       October 13, 1999

Cendant Corporation
9 West 57th Street
New York, NY  10019

Ladies and Gentlemen:

         I am acting as counsel for (1) Cendant Corporation, a corporation organized under the laws of the State of Delaware (the "Company") and (2) Cendant Capital II, Cendant Capital III, Cendant Capital IV and Cendant Capital V, each a statutory business trust formed under the Business Trust Act of the State of Delaware (each, a "Trust"), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-78447) filed with the Securities and Exchange Commission on May 14, 1999 under the Securities Act of 1933, as amended (the "Act"), Amendment No. 1 thereto filed with the Commission on July 12, 1999 and Amendment No. 2 thereto, filed with the Commission on October 13, 1999 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement") in connection with the public offering of the Company's (i) debentures due 2003 (the "Debentures"), (ii) shares of common stock, $.01 par value per share (collectively, the "Common Stock"), (iii) additional FELINE PRIDES (the "Additional FELINE PRIDES"), consisting of additional Income PRIDES (the "Additional Income PRIDES") and additional Growth PRIDES (the "Additional Growth PRIDES"). Each Additional Income PRIDES will consist of a Purchase Contract (a "Purchase Contract") to purchase Common Stock and a Preferred Security (as defined below) of the Trust. Each Additional Growth PRIDES will consist of a Purchase Contract and a 1/20 interest in a U.S. Treasury Security maturing on February 15, 2001, with a face amount at maturity of $1,000 (each 1/20 interest, a "Treasury Security") and (iv) new FELINE PRIDES (the "New FELINE PRIDES") consisting of new Income PRIDES (the "New Income PRIDES") and new Growth PRIDES (the "New Growth PRIDES). Each New Income PRIDES will consist of a Purchase Contract and a Preferred Security. Each New Growth PRIDES will consist of a Purchase Contract and a Treasury Security. The Registration Statement also relates to the registration under the Act of Trust Originated Preferred Securities (the "Preferred Securities"), having a stated liquidation amount per Preferred Security equal to $50, representing a preferred undivided beneficial interest in the assets of the applicable Trust and guarantee of the Preferred Securities by the Company (the "Preferred Securities Guarantee"). Capitalized terms used but not defined herein are used as defined in the Registration Statement.

         This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the certificate of trust of Cendant Capital II dated February 5, 1998, the certificate of trust of Cendant Capital III, dated February 5, 1998, the certificate of trust of Cendant Capital IV, dated August 20, 1999 and the Certificate of Trust of Cendant Capital V, dated August 20, 1999, each as filed with the Secretary of State of the State of Delaware; (ii) the Declaration for each of the Trusts (including the designation of the terms of the Preferred Securities annexed thereto); and (iii) the Preferred Securities. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed by parties other than the Trust, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, I have assumed that Preferred Securities when executed, will be substantially in the form reviewed by me. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trusts and others.

         I am admitted to the bar in the States of New York and New Jersey, and I express no opinion as to the laws of any other jurisdiction.

         Based on the above, upon and subject to the foregoing, I am of the opinion that:

    1. The Company is a corporation duly incorporated and validly existing pursuant to the laws of the State of Delaware.

    2. The Debentures, the Common Stock, the Purchase Contracts relating to the Additional Income PRIDES and Additional Growth PRIDES and the Purchase Contracts relating to the New Income PRIDES and the New Growth PRIDES , which are covered by the Registration Statement, when sold will be legally issued by the Company, duly authorized, fully paid and non-assessable and, in the case of the Debentures, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforcement is subject to any applicable bankruptcy insolvency, reorganization or other laws relating to or affecting creditors' rights generally and general principles of equity.

    3. Upon issuance, the Preferred Securities Guarantee will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and general principles of equity.

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the use of my name under the heading "Legal Opinions" in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                    Very truly yours,

                                    /s/ Eric J. Bock
                                    Eric J. Bock, Esq.
                                    Vice President - Legal